Exhibit 99.1

Rithm Acquisition Corp. Announces Pricing of

$200 Million Initial Public Offering

February 26, 2025

NEW YORK—(BUSINESS WIRE)—Rithm Acquisition Corp. (the “Company”), a special purpose acquisition company formed for the purpose of entering into a combination with one or more businesses or entities, priced its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange and trade under the ticker symbol “RAC.U” with trading expected to begin on February 27, 2025. Each unit consists of one Class A ordinary share of the Company and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share, subject to adjustment. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the New York Stock Exchange under the symbols “RAC” and “RAC.WS,” respectively.

The offering is expected to close on February 28, 2025, subject to customary closing conditions.

Citigroup Global Markets Inc., BTIG, LLC and UBS Investment Bank are serving as the joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone: 800-831-9146; BTIG, LLC, 65 East 55th Street, New York, New York 10022, or by email at ProspectusDelivery@btig.com or UBS Investment Bank, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, by telephone: (888) 827-7275 or email: ol-prospectusrequest@ubs.com.

The registration statement relating to the securities sold in the initial public offering was declared effective on February 26, 2025 by the U.S. Securities and Exchange Commission (the “SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Rithm Acquisition Corp.

Rithm Acquisition Corp. is a public acquisition vehicle sponsored by an affiliate of Rithm Capital Corp. (“Rithm Capital”). The Company intends to target companies in the financial services and real estate sectors where its management and Rithm Capital have extensive investment and operational experience. In addition, the Company expects to evaluate opportunities relating to digital infrastructure, including opportunities at the convergence of infrastructure and technology. The Company believes that its management team is positioned to drive ongoing value creation post-business combination, as the team has done with multiple prior investments in various sectors over time, and is well suited to identify opportunities that have the potential to generate attractive risk-adjusted returns for its shareholders.

About Rithm Capital

Rithm Capital Corp. is a global asset manager focused on real estate, credit and financial services. Rithm Capital makes direct investments and operates several wholly-owned operating businesses. Rithm Capital’s businesses include Sculptor Capital Management, Inc., an alternative asset manager, as well as Newrez LLC and Genesis Capital LLC, leading mortgage origination and servicing platforms. Rithm Capital seeks to generate attractive risk-adjusted returns across market cycles and interest rate environments. Since inception in 2013, Rithm Capital has delivered approximately $5.8 billion in dividends to shareholders. Rithm Capital is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes and is headquartered in New York City.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and preliminary prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor Contact:

info@rithmacquisitioncorp1.com

Media Contact:

Sarah Salky

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Ritm-jf@joelefrank.com